Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Intersections Inc. of our report dated March 27, 2017, relating to the consolidated financial statements of Intersections Inc., appearing in the Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2016.

/s/ RSM US LLP
McLean, Virginia
June 20, 2017